EXHIBIT 21



            LIST OF SUBSIDIARIES OF BLONDER TONGUE LABORATORIES, INC.

1.   Blonder Tongue International, Inc.

2.   Blonder Tongue Investment Company

3.   Vu-Tech Communications, Inc. (79% - owned subsidiary)